CARDIOVASCULAR SYSTEMS, INC. REPORTS FISCAL 2018
FIRST-QUARTER FINANCIAL RESULTS

Conference Call Scheduled for Today, October 25, 2017, at 3:45 PM CT (4:45 PM ET)

•	Revenues of $49.7 million were flat versus first quarter last year

•	Gross margin increased to 81.5% from 81.0% in the prior-year period

•	Net loss was $(2.0) million, or $(0.06) per basic share

•	LIBERTY 360° one-year data demonstrates compelling, long-term benefits following endovascular intervention in patients with critical limb ischemia (CLI)

•	Saline infusion pump recall was completed

St. Paul, Minn., October 25, 2017 – Cardiovascular Systems, Inc. (CSI) (NASDAQ: CSII), a medical device company developing and commercializing innovative interventional treatment systems for peripheral and coronary artery disease, today reported financial results for its fiscal first quarter ended September 30, 2017.

The company’s first-quarter revenues were $49.7 million, a decrease of $0.1 million from the first quarter of fiscal 2017. Gross profit margin rose to 81.5% from 81.0% driven primarily by unit cost reductions. Operating expenses were similar to the first quarter of fiscal 2017 at $42.2 million.

First-quarter net loss was $(2.0) million, or $(0.06) per basic share, compared to a net loss of $(1.9) million, or $(0.06) per share in the prior-year period. Adjusted EBITDA was positive in the quarter at $2.4 million.

Scott Ward, CSI’s Chairman, President and Chief Executive Officer, said, “Fiscal first quarter procedure volumes in two key geographies were impacted by hurricanes during the quarter. In addition, we believe that our saline infusion pump recall resulted in lower coronary device usage during the quarter than anticipated. These factors were key contributors to first quarter revenues being below our guidance.”

Added Ward, “These factors, combined with the complexity of treating severely calcified coronary lesions, have also highlighted some necessary adjustments to our sales model to help drive consistent adoption of our coronary device. As a result, we have reallocated 20 sales representatives to focus exclusively on the coronary opportunity and expanded the number of field sales professionals by 45, primarily by adding clinical specialists. These specialists will increase case coverage and support our sales representatives with both coronary and peripheral customers. We believe these adjustments will enhance sales productivity and drive further adoption in our coronary and peripheral franchises.”

LIBERTY 360° One-Year Data Presented at the 2017 Amputation Prevention Symposium (AMP)
On August 10, Dr. Jihad Mustapha, Director of Cardiovascular Research at Metro Health Hospital in Wyoming, Mich., presented one-year data from the LIBERTY 360° clinical study in a late-breaking presentation at the 2017 AMP Symposium. His presentation highlighted results in the most severe form of Peripheral Artery Disease (PAD), called Critical Limb Ischemia (CLI), that spans Rutherford Classes (RC) 4-6 and where amputation prevention should be the primary goal in treating these patients. 12-month data from LIBERTY 360° showed 96% freedom from amputation in RC 4-5 (N=589) and 81.7% in RC 6

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October 25, 2017

(N=100). In addition, CLI patients in the study showed remarkable improvements in Rutherford Classification, Wound Healing, and Quality of Life out to 12 months.

Said Dr. Mustapha, “Following endovascular intervention, we saw a marked improvement across all Rutherford Classes at one year, as well as high freedom from major adverse events. In particular, LIBERTY 360° provides new, compelling evidence that peripheral vascular intervention can lead to amputation free survival in CLI patients and serves as a patient-centric alternative to primary amputation.”

Ward added, “Our commitment to clinical rigor demonstrates our focus on improving patient care and is key to our future success. The LIBERTY 360° study continues to reinforce the importance of endovascular intervention for difficult-to-treat patient populations, especially in amputation prevention for patients with CLI. CSI’s OAS results were particularly impressive for this group, with a freedom from amputation rate of 91.2% in RC 6 patients, who are often candidates for amputation in the near-term.”

The LIBERTY 360° study is a prospective, observational, multi-center study evaluating the clinical and economic outcomes of endovascular interventions in patients with symptomatic peripheral artery disease (PAD), including CLI, the most severe form of PAD. The study includes all commercially available technologies, including CSI’s Diamondback 360® Peripheral Orbital Atherectomy System, which was used in over 50% of RC 4-6 cases.

Saline Infusion Pump Recall is Completed
In April, CSI announced a voluntary recall of its 7-10014 Saline Infusion Pump, due to the potential of electromagnetic interference (EMI) present in the hospital environment to cause the pumps to switch to standby mode during use, requiring the pump to be reset prior to continuing treatment. CSI’s saline infusion pumps provide saline and lubricant infusion during orbital atherectomy procedures and electrical power to the company’s orbital atherectomy device. There have been no reports of patients harmed related to pumps switching to standby mode.

CSI completed the recall process on September 8, 2017 and submitted a termination request to FDA later in the month. On October 2, 2017 FDA officially terminated the pump recall.

Fiscal 2018 Second-Quarter and Full-Year Outlook and Commentary
Ward said, “With the September hurricanes and the pump recall behind us and our sales model adjustments in place, we expect procedure volumes to recover throughout our second quarter and our quarterly revenue growth rates over fiscal year 2017 to improve throughout the year. For our fiscal year 2018, we still expect revenues in the range of $226 million to $233 million.”

For the fiscal 2018 second quarter ending December 31, 2017, CSI anticipates:

•	Revenue in a range of $52.5 million to $54 million;

•	Gross profit as a percentage of revenues of about 81%;

•	Operating expenses of approximately $44.5 million;

•	Net loss in the range of $(1.9) million to $(1.0) million, or loss per common share ranging from $(0.06) to $(0.03), assuming approximately 33.1 million average shares outstanding; and

•	Positive Adjusted EBITDA.

Conference Call Today at 3:45 p.m. CT (4:45 p.m. ET)
Cardiovascular Systems, Inc. will host a live conference call and webcast of its fiscal first-quarter results today, October 25, 2017, at 3:45 p.m. CT (4:45 p.m. ET). To access the call, dial (833) 241-7255 and enter the access number 95692520. Please dial in at least 10 minutes prior to the call. To access the live webcast, go to the events section of the company’s investor relations website, http://investors.csi360.com/Investors/Events, and click on the webcast link.

Cardiovascular Systems, Inc.
October 25, 2017

Use of Non-GAAP Financial Measures
To supplement CSI's consolidated condensed financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP), CSI uses certain non-GAAP financial measures in this release. Reconciliations of the non-GAAP financial measures used in this release to the most comparable U.S. GAAP measures for the respective periods can be found in tables later in this release immediately following the consolidated statements of operations. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for CSI's financial results prepared in accordance with GAAP.

About Peripheral Artery Disease (PAD)
As many as 18 million Americans, most over age 65, suffer from PAD, which is caused by the accumulation of plaque in peripheral arteries reducing blood flow. Symptoms include leg pain when walking or at rest. Left untreated, PAD can lead to severe pain, immobility, non-healing wounds and eventually limb amputation. With risk factors such as diabetes and obesity on the rise, the prevalence of PAD is growing at double-digit rates.

Millions of patients with PAD may benefit from treatment with orbital atherectomy utilizing the Stealth 360® and Diamondback 360 Peripheral Orbital Atherectomy Systems, minimally invasive catheter systems developed and manufactured by CSI. These systems use a diamond-coated crown, attached to an orbiting shaft, which sands away plaque while preserving healthy vessel tissue — a critical factor in preventing reoccurrences. Balloon angioplasty and stents have significant shortcomings in treating hard, calcified lesions. Stents are prone to fractures and high recurrence rates, and treatment of hard, calcified lesions often leads to vessel damage and suboptimal results.

About Coronary Artery Disease (CAD)
CAD is a life-threatening condition and a leading cause of death in men and women in the United States. CAD occurs when a fatty material called plaque builds up on the walls of arteries that supply blood to the heart. The plaque buildup causes the arteries to harden and narrow (atherosclerosis), reducing blood flow. The risk of CAD increases if a person has one or more of the following: high blood pressure, abnormal cholesterol levels, diabetes, or family history of early heart disease. According to the American Heart Association, 16.3 million people in the United States have been diagnosed with CAD, the most common form of heart disease. Heart disease claims more than 600,000 lives in the United States each year. According to estimates, significant arterial calcium is present in nearly 40% of patients undergoing a percutaneous coronary intervention (PCI). Significant calcium contributes to poor outcomes and higher treatment costs in coronary interventions when traditional therapies are used, including a significantly higher occurrence of death and major adverse cardiac events (MACE).

About Cardiovascular Systems, Inc.
Cardiovascular Systems, Inc., based in St. Paul, Minn., is a medical device company focused on developing and commercializing innovative solutions for treating vascular and coronary disease. The company’s Orbital Atherectomy Systems treat calcified and fibrotic plaque in arterial vessels throughout the leg and heart in a few minutes of treatment time, and address many of the limitations associated with existing surgical, catheter and pharmacological treatment alternatives. The U.S. FDA granted the first 510(k) clearance for the use of the Orbital Atherectomy System in peripheral arteries in August 2007. In October 2013, the company received FDA approval for the Coronary Orbital Atherectomy System. To date, over 340,000 of CSI’s devices have been sold to leading institutions across the United States. For more information, visit the company’s website at www.csi360.com.

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October 25, 2017

Safe Harbor
Certain statements in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are provided under the protection of the safe harbor for forward-looking statements provided by that Act. For example, statements in this press release regarding (i) adjustments to our sales model and our belief that these adjustments will enhance sales productivity and drive further adoption in our coronary and peripheral franchises; (ii) the LIBERTY 360° study; and (iii) anticipated revenue, gross profit, operating expenses, net loss and Adjusted EBITDA, are forward-looking statements. These statements involve risks and uncertainties that could cause results to differ materially from those projected, including, but not limited to, regulatory developments in the U.S., Japan and other foreign countries; FDA and similar Japanese and other foreign clearances and approvals; approval of our products for distribution in Japan and other foreign countries; approval of products for reimbursement and the level of reimbursement in the U.S., Japan and other foreign countries; dependence on market growth; agreements with third parties to sell their products; our ability to maintain our relationship with our distribution partner in Japan; the experience of physicians regarding the effectiveness and reliability of CSI’s products; the reluctance of physicians, hospitals and other organizations to accept new products; the potential for unanticipated delays in enrolling medical centers and patients for clinical trials; actual clinical trial and study results; the impact of competitive products and pricing; unanticipated developments affecting our estimates regarding expenses, future revenues and capital requirements; the difficulty of successfully managing operating costs; our ability to manage our sales force strategy; our actual research and development efforts and needs; our ability to obtain and maintain intellectual property protection for product candidates; our actual financial resources and our ability to obtain additional financing; fluctuations in results and expenses based on new product introductions, sales mix, unanticipated warranty claims, and the timing of project expenditures; our ability to manage costs; investigations or litigation threatened or initiated against us; future actions by the FDA and other regulatory bodies; CSI’s failure to adequately assess the cause and effect of the issues with the pump that led to the recall; the ability of CSI to adequately modify the pump design in order to prevent the issues from happening in the future; FDA approval of future designs and versions of the pump; the potential that CSI may subsequently discover additional pumps subject to recall; customer reactions to the recall; the effect on CSI’s reputation of the recall; the possibility that this recall could subject CSI to claims or proceedings that may adversely impact its business and financial condition; the challenge and appeal of pending employment litigation; general economic conditions; and other factors detailed from time to time in CSI’s SEC reports, including its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. CSI encourages you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release. As a result of these matters, changes in facts, assumptions not being realized or other circumstances, CSI's actual results may differ materially from the expected results discussed in the forward-looking statements contained in this release. The forward-looking statements made in this release are made only as of the date of this release, and CSI undertakes no obligation to update them to reflect subsequent events or circumstances.

Product Disclosures:

Peripheral Products
The Stealth 360® PAD System and Diamondback 360® PAD System are percutaneous orbital atherectomy systems indicated for use as therapy in patients with occlusive atherosclerotic disease in peripheral arteries and stenotic material from artificial arteriovenous dialysis fistulae. The systems are contraindicated for use in coronary arteries, bypass grafts, stents or where thrombus or dissections are present. Although the incidence of adverse events is rare, potential events that can occur with atherectomy include: pain, hypotension, CVA/TIA, death, dissection, perforation, distal embolization, thrombus formation, hematuria, abrupt or acute vessel closure, or arterial spasm.

Coronary Product
Indications: The Diamondback 360® Coronary Orbital Atherectomy System (OAS) is a percutaneous orbital atherectomy system indicated to facilitate stent delivery in patients with coronary artery disease

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October 25, 2017

(CAD) who are acceptable candidates for PTCA or stenting due to de novo, severely calcified coronary artery lesions.

Contraindications: The OAS is contraindicated when the ViperWire guide wire cannot pass across the coronary lesion or the target lesion is within a bypass graft or stent. The OAS is contraindicated when the patient is not an appropriate candidate for bypass surgery, angioplasty, or atherectomy therapy, or has angiographic evidence of thrombus, or has only one open vessel, or has angiographic evidence of significant dissection at the treatment site and for women who are pregnant or children.

Warnings/Precautions: Performing treatment in excessively tortuous vessels or bifurcations may result in vessel damage; The OAS was only evaluated in severely calcified lesions, A temporary pacing lead may be necessary when treating lesions in the right coronary and circumflex arteries; On-site surgical back-up should be included as a clinical consideration; Use in patients with an ejection fraction (EF) of less than 25% has not been evaluated. See the instructions for use before performing Diamondback 360 Coronary OAS procedures for detailed information regarding the procedure, indications, contraindications, warnings, precautions, and potential adverse events. For further information call CSI at 1-877-274-0901 and/or consult CSI’s website at www.csi360.com.

Caution: Federal law (USA) restricts these devices to sale by or on the order of a physician.

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October 25, 2017

Cardiovascular Systems, Inc.
Consolidated Statements of Operations
(Dollars in Thousands)
(unaudited)

	Three Months Ended
	September 30,
	2017	2016

Net revenues	$49,676	$49,800
Cost of goods sold	9,202	9,466
Gross profit	40,474	40,334
Expenses:
Selling, general and administrative	35,918	36,866
Research and development	6,308	5,335
Total expenses	42,226	42,201
Loss from operations	(1,752)	(1,867)
Other (income) and expense, net	192	(33)
Loss before income taxes	(1,944)	(1,834)
Provision for income taxes	33	24
Net loss	$(1,977)	$(1,858)

Basic and diluted earnings per share	$(0.06)	$(0.06)

Basic and diluted weighted average shares outstanding	32,968,712	32,985,081

Cardiovascular Systems, Inc.
October 25, 2017

Cardiovascular Systems, Inc.
Consolidated Balance Sheets
(Dollars in Thousands)
(unaudited)

	September 30,	June 30,
	2017	2017
ASSETS
Current assets
Cash and cash equivalents	$104,747	$107,912
Accounts receivable, net	27,316	28,472
Inventories	17,035	16,897
Marketable securities	668	704
Prepaid expenses and other current assets	6,031	5,074
Total current assets	155,797	159,059
Property and equipment, net	29,164	29,696
Patents, net	5,278	5,056
Other assets	118	129
Total assets	$190,357	$193,940

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$10,674	$10,736
Accrued expenses	25,584	30,236
Total current liabilities	36,258	40,972
Long-term liabilities
Finance obligation	21,094	21,100
Deferred revenue	10,000	10,000
Other liabilities	2,902	3,479
Total liabilities	70,254	75,551
Commitments and contingencies
Total stockholders' equity	120,103	118,389
Total liabilities and stockholders' equity	$190,357	$193,940

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October 25, 2017

Cardiovascular Systems, Inc.
Supplemental Sales Information
(Dollars in Thousands)
(unaudited)

	Three Months Ended
	September 30,
	2017	2016

Device revenue	$45,723	$45,851
Other product revenue	3,953	3,949
Total revenue	$49,676	$49,800

PAD revenue	$38,155	$38,214
CAD revenue	11,521	11,586
Total revenue	$49,676	$49,800

New customers:
PAD	36	40
CAD	29	52

Reorder revenue %	98%	98%

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October 25, 2017

Non-GAAP Financial Measures
To supplement CSI's consolidated condensed financial statements prepared in accordance with GAAP, CSI uses a non-GAAP financial measure referred to as "Adjusted EBITDA" in this release.

Reconciliations of Adjusted EBITDA to the most comparable U.S. GAAP measure for the respective periods can be found in the following table. In addition, an explanation of the manner in which CSI's management uses Adjusted EBITDA to conduct and evaluate its business, the economic substance behind management's decision to use Adjusted EBITDA, the substantive reasons why management believes that Adjusted EBITDA provides useful information to investors, the material limitations associated with the use of Adjusted EBITDA and the manner in which management compensates for those limitations is included following the reconciliation table.

Adjusted EBITDA
(Dollars in Thousands)
(unaudited)

	Three Months Ended
	September 30,
	2017	2016

Net loss	$(1,977)	$(1,858)
Less: Other (income) and expense, net	192	(33)
Less: Provision for income taxes	33	24
Loss from operations	(1,752)	(1,867)
Add: Stock-based compensation	3,070	3,450
Add: Depreciation and amortization	1,043	1,017
Adjusted EBITDA	$2,361	$2,600

Use and Economic Substance of Non-GAAP Financial Measures Used by CSI and Usefulness of Such Non-GAAP Financial Measures to Investors
CSI uses Adjusted EBITDA as a supplemental measure of performance and believes this measure facilitates operating performance comparisons from period to period and company to company by factoring out potential differences caused by depreciation and amortization expense and non-cash charges such as stock based compensation. CSI's management uses Adjusted EBITDA to analyze the underlying trends in CSI's business, assess the performance of CSI's core operations, establish operational goals and forecasts that are used to allocate resources and evaluate CSI's performance period over period and in relation to its competitors' operating results. Additionally, CSI's management is evaluated on the basis of Adjusted EBITDA when determining achievement of their incentive compensation performance targets.

CSI believes that presenting Adjusted EBITDA provides investors greater transparency to the information used by CSI's management for its financial and operational decision-making and allows investors to see CSI's results "through the eyes" of management. CSI also believes that providing this information better enables CSI's investors to understand CSI's operating performance and evaluate the methodology used by CSI's management to evaluate and measure such performance.

The following is an explanation of each of the items that management excluded from Adjusted EBITDA and the reasons for excluding each of these individual items:

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October 25, 2017

-- Stock-based compensation. CSI excludes stock-based compensation expense from its non-GAAP financial measures primarily because such expense, while constituting an ongoing and recurring expense, is not an expense that requires cash settlement. CSI's management also believes that excluding this item from CSI's non-GAAP results is useful to investors to understand the application of stock-based compensation guidance and its impact on CSI's operational performance, liquidity and its ability to make additional investments in the company, and it allows for greater transparency to certain line items in CSI's financial statements.

-- Depreciation and amortization expense. CSI excludes depreciation and amortization expense from its non-GAAP financial measures primarily because such expenses, while constituting ongoing and recurring expenses, are not expenses that require cash settlement and are not used by CSI's management to assess the core profitability of CSI's business operations. CSI's management also believes that excluding these items from CSI's non-GAAP results is useful to investors to understand CSI's operational performance, liquidity and its ability to make additional investments in the company.

Material Limitations Associated with the Use of Non-GAAP Financial Measures and Manner in which CSI Compensates for these Limitations
Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for CSI's financial results prepared in accordance with GAAP. Some of the limitations associated with CSI's use of these non-GAAP financial measures are:

-- Items such as stock-based compensation do not directly affect CSI's cash flow position; however, such items reflect economic costs to CSI and are not reflected in CSI's "Adjusted EBITDA" and therefore these non-GAAP measures do not reflect the full economic effect of these items.

-- Non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles and therefore other companies may calculate similarly titled non-GAAP financial measures differently than CSI, limiting the usefulness of those measures for comparative purposes.

-- CSI's management exercises judgment in determining which types of charges or other items should be excluded from the non-GAAP financial measures CSI uses. CSI compensates for these limitations by relying primarily upon its GAAP results and using non-GAAP financial measures only supplementally. CSI provides full disclosure of each non-GAAP financial measure.

-- CSI uses and detailed reconciliations of each non-GAAP measure to its most directly comparable GAAP measure. CSI encourages investors to review these reconciliations. CSI qualifies its use of non-GAAP financial measures with cautionary statements as set forth above.

Contacts:

Cardiovascular Systems, Inc. Jack Nielsen (651) 202-4919 j.nielsen@csi360.com	Padilla Matt Sullivan (612) 455-1709 matt.sullivan@padillaco.com